Filed Pursuant to Rule 433

Registration Statement No. 333-285508

Bank of Montreal Market Linked Securities

Market Linked Securities—Auto-Callable with Contingent Downside

Principal at Principal at Risk Securities Linked to the Lowest Performing of the Common Stock of Apollo Global Management, Inc. and the Common Stock of Blackstone Inc. due August 9, 2030

Term Sheet to Preliminary Pricing Supplement dated July 29, 2026

Summary of Terms

Issuer:	Bank of Montreal
Market Measures:	The common stock of Apollo Global Management, Inc. and the common stock of Blackstone Inc. (each an “Underlier,” and collectively, the “Underliers”)
Pricing Date*:	August 6, 2026
Issue Date*:	August 11, 2026
Face Amount and Original Offering Price:	$1,000 per security
Underlier Call Condition:	With respect to an Underlier on a call date, the “Underlier call condition” will be satisfied if its closing value on such call date is greater than or equal to its starting value
Automatic Call:	If, as of any call date, each Underlier has satisfied the Underlier call condition on or prior to such call date, the securities will be automatically called, and on the related call settlement date, investors will receive the face amount plus the call premium applicable to that call date

Call Dates* and Call	Call Dates	Call Premium†
Premiums:	August 11, 2027	At least 19.50%
	September 13, 2027	At least 21.125%
	October 11, 2027	At least 22.75%
	November 11, 2027	At least 24.375%
	December 13, 2027	At least 26.00%
	January 11, 2028	At least 27.625%
	February 11, 2028	At least 29.25%
	March 13, 2028	At least 30.875%
	April 11, 2028	At least 32.50%
	May 11, 2028	At least 34.125%
	June 12, 2028	At least 35.75%
	July 11, 2028	At least 37.375%
	August 11, 2028	At least 39.00%
	September 11, 2028	At least 40.625%
	October 11, 2028	At least 42.25%
	November 13, 2028	At least 43.875%
	December 11, 2028	At least 45.50%
	January 11, 2029	At least 47.125%
	February 12, 2029	At least 48.75%
	March 12, 2029	At least 50.375%
	April 11, 2029	At least 52.00%
	May 11, 2029	At least 53.625%
	June 11, 2029	At least 55.25%
	July 11, 2029	At least 56.875%
	August 13, 2029	At least 58.50%
	September 11, 2029	At least 60.125%
	October 11, 2029	At least 61.75%
	November 12, 2029	At least 63.375%
	December 11, 2029	At least 65.00%
	January 11, 2030	At least 66.625%
	February 11, 2030	At least 68.25%
	March 11, 2030	At least 69.875%
	April 11, 2030	At least 71.50%
	May 13, 2030	At least 73.125%
	June 11, 2030	At least 74.75%
	July 11, 2030	At least 76.375%
	August 6, 2030 (the “final calculation day”)	At least 78.00%
† to be determined on the pricing date

Call Settlement Date:	Three business days after the applicable call date (if the securities are called on the last call date, the call settlement date will be the stated maturity date)
Maturity Payment Amount (per security):

If the securities are not automatically called:

•    if the ending value of the lowest performing Underlier is less than its starting value, but greater than or equal to its threshold value:

$1,000; or

•    if the ending value of the lowest performing Underlier is less than its threshold value:

$1,000 × performance factor of the lowest performing Underlier

Stated Maturity Date*:	August 9, 2030
Lowest Performing Underlier:	The “lowest performing Underlier” will be the Underlier with the lowest performance factor
Performance Factor:	With respect to an Underlier, its ending value divided by its starting value (expressed as a percentage)

*subject to change

Summary of Terms (continued)

Starting Value:	For each Underlier, its closing value on the pricing date
Ending Value:	For each Underlier, its closing value on the final calculation day
Threshold Value:	For each Underlier, 50% of its starting value
Calculation Agent:	BMO Capital Markets Corp. (“BMOCM”), an affiliate of the issuer
Denominations:	$1,000 and any integral multiple of $1,000
Agent Discount**:	Up to 2.575% for Wells Fargo Securities, LLC (“WFS”). Of that agent discount, Wells Fargo Advisors (“WFA”), may receive a selling concession of up to 2.00% and a distribution expense fee of up to 0.075%
CUSIP:	06376LSN7
Material Tax Consequences:	See the preliminary pricing supplement

** In addition, selected dealers may receive a fee of up to 0.20% for marketing and other services

Hypothetical Payout Profile*

*Not all call dates reflected; reflects only the first, eighteenth, and final call dates. These call premiums are included in this graph for illustrative purposes only. The Underlier call condition will be satisfied if, as of any call date, each Underlier has satisfied the Underlier call condition on or prior to such call date. In this case, the securities will be automatically called for the face amount plus the call premium applicable to that call date.

**With respect to the payment at maturity, the “percentage change” relates to the Closing Value of the Lowest Performing Underlier from Pricing Date to Final Calculation Day.

If the securities are not automatically called and the ending value of the lowest performing Underlier is less than its threshold value, you will have full downside exposure to the decrease in the value of the lowest performing Underlier from its starting value, and will lose more than 50%, and possibly all, of the face amount of your securities at maturity.

Any positive return on the securities will be limited to the applicable call premium, even if the closing value of an Underlier on the applicable call date significantly exceeds its starting value. You will not participate in any appreciation of either Underlier beyond the applicable call premium.

On the date of the accompanying preliminary pricing supplement, the estimated initial value of the securities is $966.00 per security. The estimated initial value of the securities at pricing may differ from this value but will not be less than $920.00 per security. However, as discussed in more detail in the accompanying preliminary pricing supplement, the actual value of the securities at any time will reflect many factors and cannot be predicted with accuracy. See “Estimated Value of the Securities” in the accompanying preliminary pricing supplement.

Preliminary Pricing Supplement: https://www.sec.gov/Archives/edgar/data/927971/000121465926009129/r728261424b2.htm

The securities have complex features and investing in the securities involves risks not associated with an investment in conventional debt securities. See “Selected Risk Considerations” in this term sheet and the accompanying preliminary pricing supplement and “Risk Factors” in the accompanying product supplement.

This introductory term sheet does not provide all of the information that an investor should consider prior to making an investment decision.

Investors should carefully review the accompanying preliminary pricing supplement, product supplement, prospectus supplement and prospectus before making a decision to invest in the securities.

NOT A BANK DEPOSIT AND NOT INSURED OR GUARANTEED BY THE FDIC OR ANY OTHER GOVERNMENTAL AGENCY

Selected Risk Considerations

The risks set forth below are discussed in detail in the “Selected Risk Considerations” section in the accompanying preliminary pricing supplement and the “Risk Factors” section in the accompanying product supplement. Please review those risk disclosures carefully.

Risks Relating To The Securities Generally

•	If The Securities Are Not Automatically Called And The Ending Value Of The Lowest Performing Underlier Is Less Than Its Threshold Value, You Will Lose More Than 50%, And Possibly All, Of The Face Amount Of Your Securities At Maturity.

•	The Potential Return On The Securities Is Limited To The Call Premium And May Be Lower Than The Return On A Direct Investment In Either Underlier.

•	The Securities Are Subject To The Full Risks Of Each Underlier And Will Be Negatively Affected If Either Underlier Performs Poorly, Even If The Other Underlier Performs Favorably.

•	If The Securities Are Not Automatically Called, Your Return On The Securities Will Depend Solely On The Performance Of The Underlier That Is The Lowest Performing Underlier, And You Will Not Benefit In Any Way From The Performance Of The Better Performing Underlier.

•	You Will Be Subject To Risks Resulting From The Relationship Between The Underliers.

•	The Securities Do Not Pay Interest.

•	Higher Call Premiums Are Associated With Greater Risk.

•	You Will Be Subject To Reinvestment Risk.

•	The Securities Are Subject To Credit Risk.

•	The U.S. Federal Income Tax Consequences Of An Investment In The Securities Are Unclear.

•	The Stated Maturity Date May Be Postponed If The Final Calculation Day Is Postponed.

Risks Relating To The Estimated Value Of The Securities And Any Secondary Market

•	The Estimated Value Of The Securities On The Pricing Date, Based On Our Proprietary Pricing Models, Will Be Less Than The Original Offering Price.

•	The Terms Of The Securities Are Not Determined By Reference To The Credit Spreads For Our Conventional Fixed-Rate Debt.

•	The Estimated Value Of The Securities Is Not An Indication Of The Price, If Any, At Which WFS Or Any Other Person May Be Willing To Buy The Securities From You In The Secondary Market.

•	The Value Of The Securities Prior To Stated Maturity Will Be Affected By Numerous Factors, Some Of Which Are Related In Complex Ways.

•	The Securities Will Not Be Listed On Any Securities Exchange And We Do Not Expect A Trading Market For The Securities To Develop.

Risks Relating To The Underliers

•	Any Payment Upon An Automatic Call Or At Stated Maturity Will Depend Upon The Performance Of The Underliers And Therefore The Securities Are Subject To The Following Risks, Each As Discussed In More Detail In The Accompanying Product Supplement.

o	Investing In The Securities Is Not The Same As Investing In The Underliers.

o	Historical Values Of The Underliers Should Not Be Taken As An Indication Of The Future Performance Of The Underliers During The Term Of The Securities.

o	The Securities May Become Linked To The Common Stock Of A Company Other Than The Original Underlying Stock Issuers.

o	We Cannot Control Actions By An Underlying Stock Issuer.

o	We And Our Affiliates Have No Affiliation With Either Underlying Stock Issuer And Have Not Independently Verified Their Public Disclosure Of Information.

o	You Have Limited Anti-dilution Protection.

•	The Securities Will Be Subject To Single Stock Risk.

Risks Relating To Conflicts Of Interest

•	Our Economic Interests And Those Of Any Dealer Participating In The Offering Are Potentially Adverse To Your Interests.

The Issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this document relates. Before you invest, you should read the prospectus in that registration statement and the other documents that the Issuer has filed with the SEC for more complete information about us and this offering. You may obtain these documents free of charge by visiting the SEC’s website at http://www.sec.gov. Alternatively, the Issuer will arrange to send to you the prospectus (as supplemented by the prospectus supplement) if you request it by calling the Issuer’s agent toll-free at 1-877-369-5412.

Wells Fargo Advisors is a trade name used by Wells Fargo Clearing Services, LLC and Wells Fargo Advisors Financial Network, LLC, members SIPC, separate registered broker-dealers and non-bank affiliates of Wells Fargo & Company.

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